Exhibit 10.21

Execution Copy

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of June 30, 2003 by and between Worldspan, L.P., a Delaware limited partnership (“Worldspan” and together with all of the direct and indirect subsidiaries of Worldspan, the “Worldspan Group”), and Travel Transaction Processing Corporation, a Delaware corporation (“Advisor”).

WHEREAS, pursuant to the Partnership Interest Purchase Agreement (the “Purchase Agreement”) dated as of March 3, 2003 by and among Delta Air Lines, Inc., NWA, Inc., American Airlines, Inc., NewCRS Limited, Inc. (collectively, the “Sellers”), Worldspan and Advisor, as amended, Advisor, or its assignees, will purchase at the Closing (as defined in the Purchase Agreement) all of the partnership interests of Worldspan from the Sellers on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, Worldspan, on behalf of the Worldspan Group, desires to retain Advisor and Advisor desires to perform for Worldspan and/or the Worldspan Group certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the Closing (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1.                                       Term.  This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”); provided, however, that Worldspan may terminate its obligation to pay Advisory Fees (as such term is defined in Section 3(a)), and correspondingly, Advisor’s obligations under Section 2, at any time prior to the expiration of the Term by providing Advisor not less than ten (10) days prior written notice (an “Early Termination”)  In the event of an Early Termination, Worldspan shall pay to Advisor an amount equal to the “Termination Fee.”  As used herein, the “Termination Fee” means the net present value of all Advisory Fees that would have been payable from Worldspan to Advisor from the effective date of the Early Termination through the end of the Term assuming that an Early Termination had not occurred.  Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of Worldspan in good faith.

2.                                       Services.  Advisor shall perform or cause to be performed such services for Worldspan and/or members of the Worldspan Group as directed by Worldspan’s board of directors, which may include, without limitation, the following:

(a)                                  identification, support and analysis of acquisitions and dispositions by members of the Worldspan Group;

(b)                                 support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c)                                  finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d)                                 human resource functions, including searching and hiring of executives; and

(e)                                  other services for the Worldspan Group upon which Worldspan’s board of directors and Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Worldspan Group pursuant to this Agreement.

3.                                       Advisory Fees.

(a)                                  Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement will equal $1,500,000 per annum.  All fees described in this Section 3(a) shall be payable to Advisor or its designee by Worldspan on a quarterly basis in advance commencing with the first full fiscal quarter after the Effective Time (all such fees, the “Advisory Fees”).

(b)                                 TTPC hereby agrees to pay to Advisor or its designee on the Closing Date (as defined in the Purchase Agreement) upon the consummation of the transactions contemplated by the Purchase Agreement a fee for services rendered in connection with the structuring of and assistance with the transactions contemplated by the Purchase Agreement and certain other management services in an amount equal to $14,583,333, plus reasonable out-of-pocket expenses.  Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by Advisor.  In addition, during the Term, Worldspan shall pay to Advisor or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing (including any refinancing) by Worldspan or any member of the Worldspan Group in an amount to be mutually agreed upon by the parties hereto (all such fees, the “Transaction Fees” and together with the Advisory Fees, the “Fees”), plus reasonable out-of-pocket expenses; provided, however, that no such Transaction Fees shall be payable in connection with transactions that are acquisitions, divestitures or financings (including any refinancings) between or among members of the Worldspan Group.

(c)                                  Worldspan hereby agrees to pay the reasonable out-of-pocket expenses of Advisor and its affiliates incurred in connection with the performance of the services contemplated by this Agreement, including, without limitation, all expenses incurred in connection with the negotiation, preparation, authorization, execution and delivery of the Purchase

Agreement, the consummation of the transactions contemplated thereby and the debt and equity financing transactions related thereto.

(d)                                 Subject to the limitations described in Section 3(e) below, the decision whether to collect any Fees contemplated by this Agreement in a given period shall be in Advisor’s sole discretion.  Advisor’s decision not to collect or to defer any Fees in any given period shall not be construed to be a waiver of Advisor’s right to collect deferred Fees in any future period.

(e)                                  Notwithstanding any other provision of this Section 3, Worldspan shall not be required to pay any of the Fees contemplated by Section 3(a), if and to the extent such payment is expressly prohibited by the provisions of (i) the Indenture dated as of the date hereof by and among WS Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Advisor (“WS Merger”), WS Financing Corp., a Delaware corporation and wholly owned subsidiary of WS Merger (“WS Financing”), the domestic subsidiaries of Worldspan and The Bank of New York, as Trustee or (ii) the Credit Agreement dated as of the date hereof by and among Advisor, WS Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Advisor, Worldspan, the Lenders named therein, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent and as Arranger, JPMorgan Chase Bank, as Documentation Agent, and Citicorp North America, Inc., as Documentation Agent, as the same may be amended, modified or supplemented, from time to time (the “Credit Agreement”), or any other credit, financing or other agreements or instruments binding upon Worldspan or its properties; provided, however, that if, as a result of the operation of any such prohibitions, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable by Worldspan promptly when, and to the extent that, Worldspan is no longer prohibited from making such payments, together with accrued interest calculated at the rate of ten percent (10%) per annum, compounded semi-annually, from the date such payment was due through the date of payment.

(f)                                    No amendment to this Agreement which results or could reasonably be expected to result in the incurrence of any additional liabilities by Worldspan hereunder shall be effective without the affirmative consent of (i) the independent members of the board of directors of Worldspan and (ii) Ontario Teachers’ Pension Plan Board (“OTPP”) for so long as OTPP and its Permitted Transferees (as such term is defined in the Stockholders Agreement dated the date hereof by and among Advisor and the stockholders of Advisor named therein) own 5% or more of the outstanding shares of Common Stock of Advisor.  Section 3(e) will not prohibit nor restrict, in any manner, Worldspan’s obligation to provide indemnification pursuant to Section 6.

4.                                       Personnel.  Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5.                                       Liability.  Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to Worldspan or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority.  Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees.  Except as Advisor may otherwise agree in writing after the date hereof:  (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (A) engage in the same or similar business activities or lines of business as Worldspan or any member of the Worldspan Group, including those competing with Worldspan or member of the Worldspan Group and (B) do business with any client or customer of Worldspan or any member of the Worldspan Group; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to Worldspan or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Worldspan or member of the Worldspan Group, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Worldspan or member of the Worldspan Group and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Worldspan Group or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Worldspan Group.  In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor hereunder.

6.                                       Indemnity.  Each of Worldspan and the members of the Worldspan Group shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee.  Each of Worldspan and the members of the Worldspan Group shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against Worldspan, any member of the Worldspan Group or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse Worldspan and the members of the Worldspan Group for the costs of defense and other costs incurred by Worldspan and the members of the Worldspan Group to the extent due to such gross negligence, bad faith or willful misconduct.

7.                                       Notices.  All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To Worldspan or the Worldspan Group:

Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339
Attention:  General Counsel
Facsimile:  770.563.7878

To Advisor:

Travel Transaction Processing Corporation
c/o Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339
Attention:  General Counsel
Facsimile:  770.563.7878

with copies to:

Citigroup Venture Capital Equity Partners, L.P.
399 Park Avenue, 14th Floor
New York, NY 10043
Attention:  Joseph M. Silvestri
Facsimile:  212.888.2940

Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5
Attention:  Shael J. Dolman
Facsimile:  416.730.5082

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention:  Margaret A. Davenport
Facsimile:  212.909.6836

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103-2791
Attention:  Geraldine A. Sinatra
Facsimile:  215.994.2222

8.                                       Assignment.  Neither Worldspan nor any member of the Worldspan Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of Worldspan (which consent shall not be unreasonably withheld).

9.                                       Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.                                 Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11.                                 Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations or warranties of any kind whatsoever, whether oral or written, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

12.                                 Effective Time.  This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto.  If the Closing does not occur and the Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

WORLDSPAN, L.P.

By:	/s/ Dale Messick
	Name:	Dale Messick
	Title:	Senior Vice President and
Chief Financial Officer

TRAVEL TRANSACTION PROCESSING CORPORATION

By:	/s/ Rakesh Gangwal
	Name:	Rakesh Gangwal
	Title:	President and Chief Executive Officer